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                                     (h)(73)

              Agency Agreement dated as of November 8, 2002 between
                The Vanguard Group, Inc., One Group Mutual Funds
                  and Banc One Investment Advisors Corporation.

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                                AGENCY AGREEMENT

     THIS AGREEMENT made as of this 8th day of November, 2002 by and between THE VANGUARD GROUP, INC. ("Vanguard"), a Pennsylvania corporation, BANC ONE INVESTMENT ADVISORS CORPORATION (the "Investment Advisor"), an Ohio corporation and ONE GROUP MUTUAL FUNDS, a Massachusetts business trust (the "Fund").

                              W I T N E S S E T H:

     WHEREAS, Vanguard provides participant accounting, record-keeping and administrative services for certain employee benefit plans (referred to herein individually as the "Plan" or collectively as the "Plans");

     WHEREAS, the Fund, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and each portfolio of the Fund (referred to individually herein as the "Portfolio") listed on Exhibit A hereto, each a series of the Fund, authorize investment by the Plan;

     WHEREAS, the Fund desires that Vanguard serve as sub-transfer agent of the Fund, for the purposes set forth herein;

     WHEREAS, it is intended that the transfer agent of the Fund will establish an account on its mutual fund shareholder accounting system to reflect the aggregate ownership by the Plans of shares of the portfolio and all transactions by the Plans involving such shares;

     WHEREAS, Vanguard will establish individual accounts on its defined contribution plan record-keeping system reflecting all transactions by or on behalf of participants and beneficiaries under the Plan which result in purchases or redemptions by the Plan of shares of the Portfolio;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

     Section 1. Appointment as Agent. Vanguard is hereby appointed a sub-transfer agent of the Fund solely for the purpose of receiving orders, in accordance with the procedures outlined herein, for the purchases and redemptions by the Plan of shares of the Portfolio. Such purchases and redemptions shall be based on participant-level transactions made by or on behalf of participants and beneficiaries under the Plan which are recorded on Vanguard's defined contribution plan record-keeping system.

     Vanguard shall maintain records for the Plan participants and beneficiaries thereof reflecting all shares of the Portfolio purchased and redeemed by the Plan based on participant-level transactions (including the date and price for all transactions and share balances) and all

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re-investments by the Plan of dividends and capital gains distributions paid by the Portfolio. Vanguard shall reconcile on each business day all transactions by the Plan involving shares of the Portfolio (including purchases, redemptions and re-investments of dividends and capital gains distributions) with the corresponding participant-level transactions on Vanguard's defined contribution plan record-keeping system. Notwithstanding Vanguard's appointment hereunder as sub-transfer agent of the Fund to receive orders for the purchases and redemptions by the Plan of shares of the Portfolio, Vanguard shall have no authority under this Agreement or otherwise to act as sub-transfer agent of the Fund in respect of or in connection with the distribution of shares of any Portfolio.

     Section 2. Operating Procedures. In accordance with the procedures set forth below, Vanguard will act as the sub-transfer agent of the Fund to receive orders by the Plans for purchases and redemptions of shares of the Portfolio. In the case of any such purchase or redemption order received by Vanguard on any business day prior to the time the net asset value of shares of the Portfolios are determined (ordinarily the close of regular trading on the New York Stock Exchange at 4:00 p.m. Eastern time), the order shall be accorded a trade date on the Fund's accounting system that is the date of receipt of the order by Vanguard. In the case of any such purchase or redemption order received by Vanguard on any business day after the time the net asset value of shares of the Portfolio are determined, the order shall be accorded a trade date on the Fund's accounting system that is the next business day that the New York Stock Exchange is open for trading.

          (a) Transmission by the Fund of Portfolio Price. The Fund shall transmit to the NSCC (National Securities Clearing Corporation) by 7:00 P.M. Eastern time on each business day the New York Stock Exchange is open for trading a file identifying the net asset value per share (or "Share Price") of each Portfolio as of the close of trading on that business day.

          (b) Transmission by the Fund of Dividend and Capital Gains Information. Upon the declaration of each dividend and each capital gain distribution by the Fund with respect to shares of the Funds, the Fund or its agent shall furnish, or cause to be furnished to, Vanguard information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per share to the shareholders of record as of that date, and the total amount payable on the payment date. The Fund shall provide this information to Vanguard by 7:00 p.m. ET on the ex date. This information shall be transmitted to Vanguard via facsimile.

          (c) Receipt by Vanguard of Participant-Level Transactions. All participant-level transactions shall be received and processed by Vanguard in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. Vanguard shall maintain records sufficient to identify the date and time of receipt of all participant-level transactions involving the Portfolios and shall make such records available upon request for examination by the Fund, or its designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall Vanguard change, alter or manipulate any participant-level transactions received by it in good order.

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          (d) Transmission by Vanguard of Net Purchase or Redemption Order.
     Based on the aggregate participant-level transactions for each Plan received by Vanguard on each business day that the New York Stock Exchange is open for trading, Vanguard shall transmit to the Fund via the NSCC's Fund/SERV system, for receipt by the Fund by 4:00 a.m. Eastern time on the following business day, a file containing the net purchase or redemption order by each account of shares of the Portfolios for the preceding business day.

          (e) Trade Settlement. In performing its settlement obligations hereunder, Vanguard may settle all Fund/SERV purchases through Participant #5972 in accordance with the procedures and timeframes established under the rules of the NSCC. In performing its settlement obligations hereunder, the Fund may settle all Fund/SERV redemptions through Participant #5599 in accordance with the procedures and timeframes established under the rules of the NSCC.

          (f) Confirmation by the Fund of Net Purchases or Redemptions. The Fund shall transmit to Vanguard via Fund/SERV by the established NSCC deadline on each business day that the New York Stock Exchange is open for trading, a confirmation of any purchases or redemptions by the Plans of shares of the Portfolios with a trade date one business day prior.

          (g) Bi-Monthly Position File by the Fund. The Fund shall provide to Vanguard each 1/st/ and 3/rd/ Friday a Networking Position File, containing activity summary and share balance of the Fund in the omnibus account for the preceding two weeks.

          (h) Processing Adjustments. In the event of any error or delay with respect to the procedures outlined in this Section 2 which is caused by the Fund, the Fund shall make any adjustments on the Fund's accounting system necessary to correct such error or delay and shall reimburse the Plan and Vanguard for any losses or reasonable costs incurred directly as a result of the error or delay. In the event of any error or delay with respect to the procedures outlined in this Section 2 which is caused by Vanguard, or by any administrator or representative of the Plans, the Fund shall make any adjustments on the Fund's accounting system necessary to correct such error or delay provided that the Portfolio and the Fund shall be reimbursed by Vanguard or the Plan for any losses or reasonable costs incurred directly as a result of the error or delay. In the event of any such adjustments on the Fund's accounting system, Vanguard shall make the corresponding adjustments on its defined contribution plan record-keeping system. Vanguard and the Fund, respectively, each agree to provide the other prompt notice of any errors or delays of the type referred to in this
     Section 2(h) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

     Section 3. NETWORKING Agreement. Vanguard and the Fund agree to be bound by the terms of the NSCC NETWORKING Agreement. Vanguard and the Fund hereto agree that they will fulfill their obligation within respect to account maintenance through NETWORKING Matrix Level ZERO (Trust Processing). The parties agree to perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The foregoing activities will be conducted in compliance

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with all applicable laws, rules and regulations, including the NSCC Rules and
Procedures; provided, however that in the event of a conflict between the provisions of this Agreement and any NSCC Rule or Procedure, this Agreement will control.

     Section 4. Contingency Procedures - Share Price Transmission. Vanguard and the Fund shall enact the following contingency procedures to protect Vanguard, the Fund and the participants and beneficiaries of the Plans from any significant investment loss or market exposure attributable to transmission failure between the parties.

          (a) The Fund shall contact Vanguard by 7:00 P.M. Eastern time either via the Outside Funds Hotline (800.662.0106 x32550) or Vanguard's On-Call service (800.662.0106 x 11559) concerning any systematic or human pricing issues that will or have the potential to delay or prevent the successful transmission of an accurate Share Price to Vanguard via the NSCC. If the Fund is unable to contact a Vanguard representative directly, a message should be left on the Outside Funds Hotline describing the issue, the estimated time for correction, the Share Price for the corresponding trade date and a contact name and number. In addition, the Fund shall transmit the Share Price to Vanguard via facsimile and/or email to IBTS_Outside_Funds@Vanguard.com.

     Section 5. Fund Communications. The Fund shall supply Vanguard with the following materials and information with respect to the Portfolio, which Vanguard shall furnish or make available where appropriate or required by applicable law to fiduciaries, participants and beneficiaries under the Plan:

          (a) Portfolio Prospectuses, Annual Reports and Proxy Materials. The Fund or, as appropriate, the transfer agent of the Fund, shall supply to Vanguard upon request reasonably sufficient supplies of current prospectuses, shareholder reports, and proxy statements and related materials for the Portfolio. Vanguard shall be responsible for the timely delivery of all prospectuses, shareholder reports, and proxy statements and related materials to participants and beneficiaries under the Plan to the extent necessary to satisfy the U.S. Department of Labor's final regulation under section 404(c) of the Employee Retirement Income Security Act of 1974 (29 CFR (S)2550.404c-1) or other applicable law, or as specifically required under the Plan or requested by the fiduciaries for the Plan.

          (b) Advance Information. From time to time, the Fund may implement policy changes that affect Vanguard's performance of recordkeeping for the Plan. In order to allow Vanguard a reasonable amount of time to make any necessary adjustments to its recordkeeping systems, the Fund shall communicate such policy changes to Vanguard three months prior to the effective date of the change ("Advance Information"). Vanguard shall treat all Advance Information as confidential pursuant to Section 8 of this agreement and shall use such information solely for systems adjustment purposes. Vanguard shall communicate advance information to its own directors, officers and employees on a need to know basis, only. Under no circumstances shall Vanguard communicate Advance Information to any Plan, its sponsor, or participants without the Funds prior written notice.

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          (c) Fund Toll-Free Number. It is understood by the parties that
     Vanguard licensed representatives will discuss with participants and beneficiaries under the Plan the investment objectives and policies of the Portfolio, solely as set forth in the current Portfolio prospectus, and the recent investment performance of the Portfolio based solely on the information supplied by the Fund. To the extent that participants or beneficiaries under the Plan request additional information with respect to the Portfolio, the Fund shall supply a toll-free telephone number which the Plan participants and beneficiaries may use to request such additional information from an appropriate representative of the Fund.

          (d) Fund Review of Participant Communications Materials. It is understood by the parties that, based on the current prospectus for the Portfolio and the information supplied by the Fund, Vanguard may prepare communications or disclosure materials for participants and beneficiaries under the Plan which describe the Portfolio in the same format as that used for the other investment options offered under the Plan.

          (e) Other Portfolio Information. The Fund agrees to supply Vanguard with any information which may have or explain a significant impact on the performance of the Portfolio in the same manner and time frame in which such information is made available to shareholders of that Portfolio.

     Section 6. Vanguard Fees. In consideration of the accounting, recordkeeping and administrative services to be provided by Vanguard under this Agreement, the Fund shall pay Vanguard a quarterly fee of .0625% of the Plan assets invested in each Portfolio, up to $18 annually per participant position. The Investment Advisor will pay Vanguard any amount owed in excess of the $18 annual cap amount payable by the Fund. Vanguard's fees shall be paid quarterly and shall be calculated separately for each Portfolio under each Plan by determining the product of 0.000625 multiplied by the average daily balance of all assets invested in the Fund during the applicable calendar quarter. Vanguard shall notify the Fund in writing of the amount due and payable hereunder, and shall provide such documentation supporting its calculation as may be reasonably requested by the Fund. Unless the Fund objects in writing, the Fund shall pay such fee to Vanguard within 30 days after receiving notice from Vanguard of the amount due and payable. The parties hereto acknowledge that any fees paid by the Fund and/or the Investment Advisor under this Agreement are for accounting, recordkeeping and administrative services only and do not constitute payment in any manner for investment advisory or distribution related services.

     Section 7. Cross-Indemnification of Parties. The Fund shall not be held responsible and Vanguard shall indemnify and hold the Fund and its officers, directors, employees, agents, and persons, if any, who control them within the meaning of the Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) Vanguard's lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by Vanguard of any material provision of this Agreement; or (iii) any breach by Vanguard of any representation, warranty, or covenant made in this Agreement. Neither Vanguard nor its affiliates shall be held responsible and the Fund shall indemnify and hold Vanguard and its affiliates and their officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Fund's lack of good faith,

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negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Fund of any material provision of this Agreement; or (iii) any breach by the Fund of any representation, warranty, or covenant made in this Agreement.

     Section 8. Confidentiality. All information, books, records, and data supplied by one party to the other in connection with the negotiation or carrying out of the Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other party except as may be required by law.

     Section 9. Amendment or Termination of Agreement. Vanguard and the Fund may agree in writing to amend this Agreement at any time in whole or in part. Either Vanguard or the Fund may terminate this Agreement upon thirty (30) days written notice to the other party (which notice may be waived by the other party). This Agreement shall automatically terminate upon written notice to Vanguard or the Fund of the termination of Vanguard as a service provider to the Plan; the discontinuance of the Portfolio as an investment option offered under the Plan; if, at any time, the authorizations, licenses, qualifications or registrations required to be maintained by Vanguard or the Fund in connection with the performance of their duties hereunder shall lapse or cease to remain in full force and effect; or if, due to changes in the laws or for other reasons, any action to be taken or service to be provided hereunder should become unlawful.

     Section 10. Representations and Warranties. Vanguard and the Fund, respectively, each represent that it has obtained and shall maintain all authorizations, licenses, qualifications or registrations of any governmental body required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement.

     Section 11. Massachusetts Business Trust. The names "One Group Mutual Funds" and "Trustees of the One Group Mutual Funds" refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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     In witness whereof, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.

Attest:                                      THE VANGUARD GROUP, INC.

Alex A. Heck                                 By: /s/ J-----
---------------------------                     --------------------------------
                                                     Principal


Attest:                                      ONE GROUP MUTUAL FUNDS

Nancy S. Fields                              By: /s/ Robert L. Young
---------------------------                     --------------------------------
                                             Title: Treasurer
                                                   -----------------------------

Attest:                                      BANC ONE INVESTMENT ADVISORS
                                             CORPORATION

Nancy S. Fields                              By: /s/ Mark A. Beeson
---------------------------                    ---------------------------------
                                             Title: Senior Managing Director
                                                   -----------------------------

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                                     Exhibit A

FUND NAME                             TICKER                          CUSIP
---------                             ------                          -----

One Group Bond Fund                   WOBDX                           6823IN743

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